Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

March 8, 2006

MIDWEST AIR GROUP REPORTS FEBRUARY PERFORMANCE

Milwaukee, Wisconsin, March 8, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported February performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Two Months Ended
	February				February 28
	2006	2005	% Change		2006	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	252,206	204,593	23.3		498,978	394,771	26.4
Scheduled Service Revenue Passenger Miles (000s)	271,357	217,081	25.0		534,415	418,821	27.6
Scheduled Service Available Seat Miles (000s)	379,876	314,653	20.7		793,200	634,069	25.1
Total Available Seat Miles (000s)	387,027	321,543	20.4		810,319	646,583	25.3
Load Factor (%)	71.4%	69.0%	2.4	pts.	67.4%	66.1%	1.3	pts.
Revenue Yield (estimate)	$0.1212	$0.1048	15.7		$0.1210	$0.1061	14.0
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0925	$0.0771	20.0		$0.0874	$0.0746	17.1
Average Passenger Trip Length (miles)	1,076	1,061	1.4		1,071	1,061	1.0
Number of Flights	4,013	3,170	26.6		8,380	6,432	30.3
Into-plane Fuel Cost per Gallon (estimate)	$2.00	$1.52	31.5		$2.00	$1.51	32.4

Midwest Connect Operations
Origin & Destination Passengers	59,849	59,624	0.4		120,269	116,266	3.4
Scheduled Service Revenue Passenger Miles (000s)	18,140	17,416	4.2		36,456	34,114	6.9
Scheduled Service Available Seat Miles (000s)	29,288	29,662	(1.3)		61,781	60,698	1.8
Total Available Seat Miles (000s)	29,401	29,706	(1.0)		62,035	60,945	1.8
Load Factor (%)	61.9%	58.7%	3.2	pts.	59.0%	56.2%	2.8	pts.
Revenue Yield (estimate)	$0.3902	$0.3292	18.5		$0.3809	$0.3350	13.7
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2477	$0.1986	24.7		$0.2307	$0.1936	19.2
Average Passenger Trip Length (miles)	303	292	3.8		303	293	3.3
Number of Flights	4,393	4,610	(4.7)		9,266	9,462	(2.1)
Into-plane Fuel Cost per Gallon (estimate)	$2.03	$1.60	26.9		$2.03	$1.59	28.0

(1)   Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities, including San Diego – the airline’s newest destination. More information is available at www.midwestairlines.com.

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